Exhibit 10.13

QUANTUMtm

KEY LEADERSHIP PERFORMANCE BONUS PLAN AGREEMENT

Quantum Corporation  (the  "Company") hereby agrees to award to the recipient employee named below (the “Recipient”) on the date set forth below (“Future Award Date”) the number of shares of Restricted Stock, $0.01 par value, of the Company (the "Shares"), in accordance with and subject to the terms, conditions and restrictions of this Agreement. If the conditions described below are satisfied, such award will be made under the terms of the Key Leadership Performance Bonus Plan (the  "Plan") of the Company on the Future Award Date.  All benefits hereunder will be cancelled and all terms of this Agreement shall be null and void if not approved by the Leadership and Compensation Committee of the Board of Directors (“Compensation Committee”).

Name of Recipient:  «First Name» «Last Name»

Number of Shares Subject to Agreement:  «Target Bonus Award in Shares»

Future Award Date: March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004

Performance Metrics: As per Exhibit A to the Key Leadership Performance Bonus Plan Letter dated «Date»

Measurement Period: January 1, 2004 to December 31, 2004

Release Date: Twelve (12) months from Future Award Date

          1. An award of Restricted Stock under the Plan will be awarded to the Recipient on the Future Award Date noted above.  No Shares will be delivered to the Recipient or transferred into the Recipient’s name until such Future Award Date.  After such award is made, the Shares will be released from restrictions on the Release Date noted above only upon the satisfaction of all terms and conditions set forth in this Agreement.

           (a) Certificate(s) representing the Shares shall be delivered on the Release Date only if the Recipient, on the Release Date, is, and has continuously been employed by the Company since the Agreement Date, up to the Release Date, except as provided in paragraph 1 (b).  In addition, the Shares shall be awarded only if certain Performance Metrics, set forth Exhibit A to the Key Leadership Performance Bonus Plan Letter, as indicated above, are met during the Measurement Period or designated quarterly fractions thereof.  Further, Recipient understands and acknowledges that the Compensation Committee may reduce the number of Shares released even if the specified performance criteria are met if the Recipient fails to meet other objectives and goals, as may be reasonably determined solely in the discretion of the Compensation Committee.

           (b) If the Recipient dies or becomes unable to perform under this Agreement due to disability prior to the Release Date, the terms of this subparagraph shall apply. If death or inability to perform occurs during the first quarter of the Measurement Period, no award will be made on the Future Award Date and no payments shall be due under this Agreement.  If death or inability to perform occurs in any quarter thereafter, the Recipient or the Recipients estate shall receive a cash payment, less any applicable taxes, equal to the value of the Shares (in U.S. Dollars) (the “Cash Payment”) determined based upon the prorated remainder of the Measurement Period. If the Performance Metrics are not met during the shortened Measurement Period, no payment shall be due.

           (c) Prior to the Date, Recipient shall have no rights with respect to the Shares, including but not limited to rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares.  Shares that do not vest shall be forfeited and returned to the Company at no cost to the Company.

           (d) The Recipient shall indicate his or her acceptance of this Agreement by signing and returning the Key Leadership Performance Bonus Plan Letter as indicated therein.

           (e) In the event that the Company’s shares, as a result of a stock split or stock dividend, spin-off or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the type and number of shares to be awarded under this Agreement shall be adjusted to reflect such change in such manner as the Board of Directors of the Company or the Committee may deem appropriate. The same vesting schedule shall continue to apply to such adjusted shares. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

           (f) In the event that Recipient should be redeployed, reassigned or transferred to a role not designated for this incentive by the Compensation Committee, he or she shall no longer be eligible to participate in the Plan and shall forfeit any unearned portions of the awards or payments under the Plan.

           (g) In the event that the Recipient shall cease to be employed by the Company for any reason other than death, disability (subject to Section 1(b)) or a Change of Control as defined in the Change in Control Agreement prior to the Release Date, or shall violate any of the provisions of this Agreement, this Agreement shall become null and void and no awards or payments shall be due to the Recipient.

          2.  Each notice relating to this award shall be in writing. All notices to the Company shall be addressed to the General Counsel, Quantum Corporation, 1650 Technology Drive, San Jose, CA 95110. All notices to the Recipient shall be addressed to the address of the Recipient specified on the face page of this Agreement. Either the Company or the Recipient may designate a different address by written notice to the other. Written notice to said addresses shall be effective to bind the Company, the Recipient and the Recipient's representatives and beneficiaries.

          3.  The Recipient hereby agrees that  (a) any change, interpretation, determination or modification of this agreement by the Committee shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; provided, however, that with respect to any amendment or modification of the Plan which affects the award of Shares made hereby, the Committee shall have determined that such amendment or modification is in the best interests of the Recipient of such award; and (b) this  Agreement  and the award of Shares shall not affect in any way the right of the Company to terminate or change the employment of the Recipient for any reason or no reason, at either party’s sole discretion.

          4.  If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

          5. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

          6. The Compensation Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares at any time, subject to the terms of the Plan.  If so accelerated, such Shares will be considered as having vested as of the date specified by the Compensation Committee.

          7. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the release of such Shares, such release will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.

          8. This Agreement is subject to all terms and provisions of the 1993 Long-Term Incentive Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.